Exhibit (a)(5)(E)

Silicon Labs Announces Final Results of Modified Dutch Auction Tender Offer

Austin, TX – September 2, 2021 — Silicon Labs (Nasdaq: SLAB) today announced final results of its “modified Dutch auction” tender offer which expired at 12:00 midnight, New York City time, at the end of the day on August 30, 2021.

Based on the final count by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer (the “Depositary”), a total of 3,994,545 shares of Silicon Lab’s common stock, par value $0.0001 per share (each share of common stock, a “Share,” and collectively, “Shares”), were properly tendered and not properly withdrawn at or below the purchase price of $160.00 per Share.

Silicon Labs has accepted for purchase a total of 3,994,545 Shares through the tender offer at a price of $160.00 per Share, for an aggregate cost of $639,127,200, excluding fees and expenses relating to the tender offer. The total of 3,994,545 Shares that Silicon Labs has accepted for purchase represents approximately 8.9% of the total number of Shares outstanding as of August 30, 2021.

After paying the $639,127,200 used for repurchases under the tender offer, Silicon Labs intends to return approximately $1.36 billion of the proceeds from the divestiture of its infrastructure and automotive lines of business to shareholders through a combination of special dividends and/or share repurchases (including through the Silicon Labs’ repurchase program previously announced on May 19, 2021 which has a remaining authorization of approximately $130.7 million for repurchases through December 2021).

Matthews South, LLC acted as dealer manager for the tender offer. Silicon Labs stockholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, D.F. King & Co., Inc., toll-free at (800) 791-3320.

About Silicon Labs

Silicon Labs is a leader in secure, intelligent wireless technology for a more connected world. Silicon Labs’ integrated hardware and software platform, intuitive development tools, unmatched ecosystem and robust support make us the ideal long-term partner in building advanced industrial, commercial, home and life applications. Silicon Labs makes it easy for developers to solve complex wireless challenges throughout the product lifecycle and get to market quickly with innovative solutions that transform industries, grow economies and improve lives. To learn more about Silicon Labs, visit http://silabs.com.

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Contact the Silicon Labs PR team at pr@silabs.com.

Forward-Looking Statements

This press release contains forward-looking statements based on Silicon Labs’ current expectations, including statements regarding the closing of the tender offer, Silicon Labs’ expectations regarding its purchase of Shares in the tender offer, and Silicon Labs’ intended future use of cash from the proceeds of the divestiture of the automotive and infrastructure lines of business (including the unused portion of the $1.0 billion intended for the tender offer). The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Labs are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Labs and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: the impact of COVID-19 on the U.S. and global economy, including the restrictions on travel and transportation and other actions taken by governmental authorities and disruptions to the business of our customers or our global supply chain that have occurred or may occur in the future, the ongoing impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs; risks that Silicon Labs may not be able to maintain its historical growth; quarterly fluctuations in revenues and operating results; difficulties developing new products that achieve market acceptance; risks associated with international activities (including trade barriers, particularly with respect to China); intellectual property litigation risks; risks associated with acquisitions and divestitures; product liability risks; difficulties managing Silicon Labs’ distributors, manufacturers and subcontractors; dependence on a limited number of products; absence of long-term commitments from customers; inventory-related risks; difficulties managing international activities; risks that Silicon Labs may not be able to manage strains associated with its growth; credit risks associated with its accounts receivable; dependence on key personnel; stock price volatility; geographic concentration of manufacturers, assemblers, test service providers and customers in Asia that subjects Silicon Labs’ business and results of operations to risks of natural disasters, epidemics or pandemics, war and political unrest; debt-related risks; capital-raising risks; the competitive and cyclical nature of the semiconductor industry; average selling prices of products may decrease significantly and rapidly; information technology risks; cyber-attacks against Silicon Labs’ products and its networks and other factors that are detailed in the SEC filings of Silicon Labs. Silicon Labs disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. References in this press release to Silicon Labs shall mean Silicon Laboratories Inc.